                                                                    EXHIBIT 99.2

                                  [Oneida Logo]
                                  NEWS RELEASE


INVESTOR RELATIONS CONTACTS:                 PRESS CONTACTS:
Andrew G. Church, Chief Financial Officer    Wilber D. Allen, Corporate Public Relations
Oneida Ltd.  (315) 361-3000                  Oneida Ltd. (315) 361-3000

FOR IMMEDIATE RELEASE
---------------------

  Oneida Ltd Appoints James E. Joseph as Executive Vice President of Worldwide
                               Sales and Marketing

ONEIDA, N.Y. (April 13, 2005) Oneida Ltd. (OTCBB:ONEI) today announced the appointment of James E. Joseph to the newly created position of Executive Vice President of Worldwide Sales and Marketing. In his new role, Mr. Joseph will be responsible for Oneida's Consumer, Foodservice and International business units. He will report to Terry G. Westbrook, President and CEO of Oneida Ltd.

Mr. Joseph, who joined Oneida in 1988, has served as Senior Vice President and General Manager of Oneida Foodservice for the past four years. In prior positions at the company, he has managed Oneida's London-based International business unit as well as its Mexico City-based Latin American division. In addition, Mr. Joseph has held a number of management positions in sales, marketing, manufacturing and retail operations.

Mr. Westbrook said, "Jim's global business experience, coupled with a broad-based understanding of Oneida's market segments, makes him uniquely qualified for this strategic role."

Oneida is a leading source of flatware, dinnerware, crystal and metal serveware for both the consumer and food service industries worldwide.

Forward Looking Information
With the exception of historical data, the information contained in this Press Release, as well as those other documents incorporated by reference herein, may constitute forward-looking statements, within the meaning of the Federal securities laws, including but not limited to the Private Securities Litigation Reform Act of 1995. As such, the Company cautions readers that changes in certain factors could affect the Company's future results and could cause the Company's future consolidated results to differ materially from those expressed or implied herein. Such factors include, but are not limited to: changes in national or international political conditions; civil unrest, war or terrorist attacks; general economic conditions in the Company's own markets and related markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; significant increases in interest rates or the level of the Company's indebtedness; inability of the Company to maintain sufficient levels of liquidity; failure of the Company to obtain needed waivers and/or amendments relative to its financing agreements; foreign currency fluctuations; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's key executives, major customers or suppliers; underutilization of or negative variances at some or all of the Company's plants and factories; the Company's failure to achieve the savings and profit goals of any planned restructuring or reorganization programs; international health epidemics such as the SARS outbreak; the impact of changes in accounting standards; potential legal proceedings; changes in pension and medical benefit costs; and the amount and rate of growth of the Company's selling, general and administrative expenses.